UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2021

CONVERSION LABS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVLB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities.

The relevant information in Item 5.02 on this Current Report on Form 8-K, regarding the RSUs and the Stock Options is incorporated herein by reference. The shares of common stock underlying the RSUs and the Stock Options were not registered under the Securities Act of 1933, as amended (the “Securities Act”) but qualified for exemption under Section 4(a)(2) and/or Regulation D of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Medical Officer

On February 4, 2021 (the “Effective Date”), Mr. Juan Manuel Piñeiro Dagnery submitted to the board of directors (the “Board”) of Conversion Labs, Inc. (the “Company”) his resignation from his position as Chief Financial Officer of the Company (the “Resignation”). Mr. Dagnery did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Dagnery will continue to serve as an executive of the Company, assuming the role of Chief Revenue Officer, effective immediately.

On the Effective Date, in connection with the Resignation, the Board appointed Mr. Marc Benathen as the Company’s Chief Financial Officer (the “Appointment”).

Marc Benathen, age 40

Marc Benathen combines over 18 years of experience in financial, operational and consumer products/services senior management. Previously, he had been involved in 6 companies in the consumer, technology and media industries holding positions including Chief Financial Officer, Vice President and Director. From 2017 through January 2021, Mr. Benathen was the Chief Financial Officer for Blink Holdings, Inc. (dba Blink Fitness), a national fitness company. From 2014 to 2017, he was Vice President of Finance for Blink Fitness. From December 2010 to January 2014, he was Senior Manager of Corporate Finance of ANN, Inc., a NYSE-listed retail company that focused on women’s fashion. Mr. Benathen is also currently a director of Baruch College Alumni Association and past Trustee of the Baruch College Fund, a charitable and alumni arm of Baruch College. He has an undergraduate degree from Baruch College with Honors.

In connection with the Appointment, Mr. Benathen entered into an Employment Agreement (the “Employment Agreement”) with the Company. The Employment Agreement is for an indefinite term and may be terminated with or without cause. Pursuant to the Employment Agreement, Mr. Benathen will receive an annual base salary of $325,000.00 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board, with a target amount of 40% of the base salary. To induce Mr. Benathen to enter into the Employment Agreement, Mr. Benathen was granted a signing bonus of 15,000 restricted stock units of the Company’s common stock (the “RSUs”). The RSU’s vest in accordance with the following: (i)3,750 of the RSUs vesting on the Effective Date (ii) 3,750 RSUs on February 4, 2022 (iii) 3,750 RSU’s on February 4, 2023 and (iv) 3,750 RSU’s on February 4, 2024. In addition to the RSU’s, Mr. Benathen received stock options (the “Stock Options”) to purchase up to 200,000 shares of the Company’s common stock. The Stock Options shall vest in equal monthly tranches, based on the passage of time, over the 36 months, beginning on the Effective Date.

Upon termination of Mr. Benathen without cause, the Company shall pay or provide to Mr. Benathen severance pay equal to his then current monthly base salary for six months from the date of termination, during which time Mr. Benathen shall continue to receive all employee benefits and employee benefit plans as described in the Employment Agreement. As a full-time employee of the Company, Mr. Benathen will be eligible to participate in all of the Company’s benefit programs.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibits 10.1.

Item 8.01 Other Events.

On February 5, 2021, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement, dated February 4, 2021, by and between Conversion Labs, Inc. and Marc Benathen
99.1	Press Release, dated February 5, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERSION LABS, INC.

Dated:	February 10, 2021	By:	/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer